UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

AGILYSYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To be held on August 20, 2014

Please join us for the Agilysys, Inc. 2014 Annual Meeting of Shareholders to be held on Wednesday, August 20, 2014, at 8:30 a.m., local time, at the company’s offices at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005.

The purposes of the Annual Meeting are:

1.	The election of the four director nominees named in the Proxy Statement to hold office for a two-year term expiring at the 2016 Annual Meeting of Shareholders;

2.	To vote, on a non-binding advisory basis, to approve the compensation of our named executive officers set forth in the attached Proxy Statement;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on July 3, 2014, are entitled to vote at the Annual Meeting. It is important to vote your shares at the Annual Meeting, regardless of whether you plan to attend. In addition to voting by mail, you may vote by telephone or Internet. Please refer to your enclosed proxy card and the Proxy Statement for information regarding how to vote by telephone or Internet. If you choose to vote by mail, please sign, date, and promptly return your proxy card in the enclosed envelope.

By Order of the Board of Directors,

Keith M. Kolerus

Chairman of the Board of Directors

July 25, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 20, 2014.

The Proxy Statement and our Annual Report on Form 10-K for the

fiscal year ended March 31, 2014, are available at www.agilysys.com.

PROXY STATEMENT

2014 ANNUAL MEETING OF SHAREHOLDERS

August 20, 2014

ANNUAL MEETING INFORMATION

General Information

This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the board of directors of Agilysys, Inc., an Ohio Corporation (“Agilysys,” the “Company,” “we,” “our,” or “us”), to be used at the Annual Meeting of Shareholders to be held on August 20, 2014, and any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held at 8:30 a.m., local time, at the Company’s offices at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005. Our principal executive office is located at 425 Walnut Street, Suite 1800, Cincinnati, Ohio 45202. The purposes of the Annual Meeting are stated in the accompanying Notice. This Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (“2014 Annual Report”), are first being mailed to shareholders and made available electronically on our website at www.agilysys.com beginning on or about July 25, 2014.

Record Date, Voting Shares, and Quorum

Shareholders of record of our common shares at the close of business on July 3, 2014, the “Record Date,” are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment or postponement of the Annual Meeting. On the Record Date, there were 22,617,212 common shares outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of common shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol “AGYS.” References within this Proxy Statement to our common shares or shares refer to our common shares, without par value, the only class of securities entitled to vote at the Annual Meeting.

How to Vote

If you are the record holder of common shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided. This year, you may also vote by telephone or Internet. Telephone and Internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. Please note the deadlines for voting by telephone, the Internet, and proxy card as set forth on the proxy card. If you vote by telephone or Internet, you need not return your proxy card. You may also attend the Annual Meeting and vote in person; however, we encourage you to vote your shares in advance of the Annual Meeting even if you plan on attending. If your common shares are held by a bank or broker, or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and the Internet, availability and specific procedures will depend on their voting arrangements.

Unless revoked, common shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or Internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

•	FOR the election of each director nominee named herein (proposal 1);
•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 2); and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (proposal 3).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our board of directors with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or Internet. You may also revoke or change your vote by attending the Annual Meeting and voting in person. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, for proposal 1 (election of directors), the nominees named herein for election as directors will be elected if they receive the greatest number of votes cast at the Annual Meeting present in person or represented by proxy and entitled to vote. Abstentions will have no effect on the election of directors. For proposal 2 (advisory vote on named executive officer compensation) and proposal 3 (ratification of independent registered public accounting firm), if a quorum is present, the affirmative vote of the holders of shares representing a majority of the common shares present in person or represented by proxy and entitled to vote will be required to approve each proposal. The effect of an abstention is the same as a vote against each proposal. If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares with respect to proposals 1 and 2, your broker or nominee will not have discretionary authority to vote your shares on proposals 1 and 2. These broker non-votes will have no effect on these proposals.

Cumulative Voting

Each shareholder has the right to vote cumulatively in the election of directors if the shareholder gives written notice not less than 48 hours before the Annual Meeting commences to our Chief Executive Officer or Secretary that he, she, or it wants its voting for the election of directors to be cumulative. In such event, the shareholder giving notice, or a representative of such shareholder, the Chairman, or the Secretary, will make an announcement about such notice at the start of the Annual Meeting. Cumulative voting means that the shareholder may cumulate his, her, or its voting power for the election of directors by distributing a number of votes, determined by multiplying the number of directors to be elected at the Annual Meeting times the number of such shareholder’s shares. The shareholder may distribute all of the votes to one individual director nominee or distribute the votes among two or more director nominees, as the shareholder chooses. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees named herein, allocating the votes among the nominees in accordance with their discretion.

Proxy Solicitation

The cost of solicitation of proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, and proxy card, will be borne by us. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Annual Meeting

All holders of our common shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares through a bank, broker, or other nominee, you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date, or a legal proxy from your bank or broker, to attend the meeting.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission (“SEC”). If preliminary results are announced, final results will be announced on a Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2014 Annual Report is being mailed with this Proxy Statement. These documents also are available electronically on our website at www.agilysys.com, under Investor Relations. Our 2014 Annual Report is not incorporated into this Proxy Statement and is not to be considered proxy solicitation material. If you wish to have additional copies of our 2014 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate services office at: Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, or you may request copies through our website, under Investor Relations. These documents have been filed with SEC and also may be accessed from the SEC’s website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7948, or by email at investorrelations@agilysys.com, or through our website, under Investor Relations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) adopted by our board of directors are intended to provide a sound framework to assist the board of directors in fulfilling its responsibilities to shareholders. Under the Guidelines, the board of directors exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the board of directors and its committees exercise oversight of executive officer compensation and director compensation, succession planning, director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state the board of directors’ policy regarding eligibility for the board of directors, including director independence and qualifications for director candidates, events that require resignation from the board of directors, service on other public company boards of directors, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the board of directors. The Guidelines are available on our website at www.agilysys.com, under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our board of directors applies to all directors, officers, and employees of the Company and incorporates additional ethics standards applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. The Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the board of directors for approval. The Code of Business Conduct is available on our website at www.agilysys.com, under Investor Relations. The Company has in place a hotline available for use by all employees, as described in the Code of Business Conduct. Any employee can anonymously report potential violations of the Code of Business Conduct through the hotline, which is managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the board of directors must be independent, meaning free of any material relationship with the Company, other than his relationship as a director. The Guidelines state that the board of directors should consist of a substantial majority of independent directors. A director is not independent if he fails to satisfy the standards for director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the board of directors’ annual review of director independence, the board of directors considers transactions, relationships, and arrangements, if any, between each director or a director’s immediate family members and the Company or its management. In June 2014, the board of directors performed its annual director independence review and as a result of such review determined that each of Max Carnecchia, Jerry Jones, Michael A. Kaufman, Keith M. Kolerus, John Mutch, and Peter Sinisgalli qualify as independent directors. Mr. Dennedy is not independent because of his service as President and CEO of the Company.

Director Attendance

The board of directors held six meetings during fiscal year 2014, and no director attended less than 75% of the aggregate of the total number of board of director meetings and meetings held by committees of the board of directors on which he served. Independent directors meet regularly in executive session at board of director and committee meetings, and executive sessions are chaired by the chairman of the board or by the appropriate committee chairman. It is the board of directors’ policy that all of its members attend the Annual Meeting of Shareholders absent exceptional cause. All of the directors were in attendance at the 2013 Annual Meeting.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the board of directors as a whole, or with any individual director, may do so by sending a written communication to such director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified director(s).

Committees of the Board

During fiscal year 2014, the board of directors had three standing committees: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. At the end of the fiscal year and as of July 25, 2014, the members and chairman of each committee were as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Max Carnecchia			X
James H. Dennedy
Jerry Jones	Chairman		X
Michael A. Kaufman		X	X
Keith M. Kolerus		X	Chairman
John Mutch*	X	X
Peter Sinisgalli*	X	Chairman

*	Qualifies as an Audit Committee Financial Expert.

During fiscal year 2014 until November 2013, Robert A. Lauer served on the board as a member of the Compensation Committee and chairman of the Audit Committee, and Robert G. McCreary, III, served on the board as a member of the Nominating and Corporate Governance Committee. Mr. Andrew Cueva also served on the board as a member of the Nominating and Corporate Governance Committee and as chairman of the Compensation Committee until February 2014.

Committee Charters.  The board of directors has adopted a charter for each committee, and each committee is responsible for the annual review of its respective charter. Charters for each committee are available on our website at www.agilysys.com, under Investor Relations.

Audit Committee.  The Audit Committee held eight meetings during fiscal year 2014. The Audit Committee reviews with our independent registered public accounting firm the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company’s implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The board of directors determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards for audit committee members. The board of directors also determined that Messrs. Mutch and Sinisgalli each qualify as an “audit committee financial expert” under SEC rules.

Compensation Committee.  The Compensation Committee held four meetings during fiscal year 2014. The purpose of the Compensation Committee is to enhance shareholder value by ensuring that pay available to the board of directors, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter. The board of directors determined that all Compensation Committee members are independent under NASDAQ listing standards for compensation committee members.

Our Legal and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. The Committee engages compensation consultants to perform current market assessments when it believes that such an assessment would inform its decision making with respect executive compensation. The Compensation Committee did not engage a compensation consult to advise it in connection with setting compensation for the Named Executive Officers in fiscal year 2014. The Committee had previously engaged Towers Watson as its compensation consultant in 2012 and relied on its assessments in setting compensation for the Named Executive Officers in fiscal year 2013. Recently the Committee engaged Pearl Meyer & Partners as its compensation consultant, but it did not rely on its assessment in setting compensation for the Named Executive Officers in fiscal year 2014.

While the Compensation Committee directly retained Pearl Meyer & Partners and Towers Watson, in carrying out its assignments, Pearl Meyer & Partners and Towers Watson also interacted with our executive officers when necessary and appropriate, including our Chief Executive Officer, Chief Financial Officer, and our General Counsel, who provided data and insight on our compensation programs and business strategies. These executive officers attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (“Nominating Committee”) held seven meetings during fiscal year 2014. The Nominating Committee assists the board of directors in finding and nominating qualified people for election to the board; reviewing shareholder-recommended nominees; assessing and evaluating the board of directors’ effectiveness; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the board of directors, individuals to be nominated for membership on the board of directors. The board of directors has adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a director nominee must:

•	Be of proven integrity with a record of substantial achievement;
•	Have demonstrated ability and sound business judgment based on broad experience;
•	Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at board of director and committee meetings;
•	Be analytical and constructive in the objective appraisal of management’s plans and programs;
•	Be committed to maximizing shareholder value and building a sound company, long-term;
•	Be able to develop a professional working relationship with other directors and contribute to the board or directors’ working relationship with senior management of the Company;
•	Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and
•	Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the board of directors’ current and anticipated needs in terms of number, diversity, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the board of directors should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective board of directors, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the board of directors to fulfill its responsibilities.

The Nominating Committee will consider shareholder-recommended nominees for membership on the board of directors. For a shareholder to properly nominate a candidate for election as a director at a meeting of the shareholders, the shareholder must be a shareholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A shareholder’s notice must set forth, as to each candidate:

•	Name, age, business address, and residence address of the candidate;
•	Principal occupation or employment of the candidate;
•	Class and number of shares that are owned of record or beneficially by the candidate;
•	Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;
•

Written consent of the candidate to serve as a director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his actions as a director, will comply with the Company’s Regulations and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;

•	Name and address of the shareholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;
•	Class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice;
•

Representation that the shareholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;

•

Description of any agreement, arrangement, or understanding between or among the shareholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;

•

Description of any agreement, arrangement, or understanding in effect as of the date of the shareholder’s notice pursuant to which the shareholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;

•	Representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and
•

Representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of outstanding common shares and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any shareholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Board Leadership

The board of directors determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for our independent directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the board of directors. Pursuant to the board of directors’ Corporate Governance Guidelines, it is our policy that the positions of Chairman of the Board and Chief Executive Officer be held by different individuals, except as otherwise determined by the board of directors. Mr. Kolerus has served as Chairman of the Board since 2008.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company, while the board of directors, as a whole and through its committees, is actively involved in the oversight of such risks. The board of directors’ role in risk oversight includes regular reports at board of director and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, assigns risk ratings, prioritizes the risks, assesses likelihood of risk occurrence, develops risk mitigation plans for prioritized risks, and assigns roles and responsibilities to implement mitigation plans. Risks are ranked by evaluating each risk’s likelihood of occurrence and magnitude. The board of directors’ Compensation Committee, in consultation with management, evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, the Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2014 (Messrs. Cueva, Kaufman, Kolerus, Mutch and Sinisgalli) is or has been an officer or employee of the Company, has had any relationship with the Company required to be disclosed as a related person transactions and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our directors during fiscal year 2014.

DIRECTOR COMPENSATION

During fiscal year 2014, compensation for non-employee directors consisted of the following:

•	$25,000 annual cash retainer for each non-employee director;
•	$35,000 additional cash retainer for the Chairman of the Board;
•	$7,500 additional cash retainer for the chairman of each of the Compensation and Nominating & Corporate Governance Committees;
•	$10,000 additional cash retainer for the chairman of the Audit Committee;
•	$10,000 additional cash retainer for each member of the Audit, Nominating & Corporate Governance, and Compensation Committees, including each chairman; and
•	An award of restricted shares to each non-employee director valued at $70,000 on the grant date.

We also reimburse our directors for reasonable out-of-pocket expenses in connection with attendance at board of directors and committee meetings.

The fiscal year 2014 equity award for each director, other than for Messrs. Carnecchia and Sinisgalli, consisted of 5,654 restricted shares, based on a $12.38 grant date price, and was granted under the 2011 Stock Incentive Plan. The restricted shares vested on March 31, 2014, and provided for pro-rata vesting upon retirement prior to March 31, 2014. The grant was made in June 2013 to the then current non-employee directors; however,

Mr. Cueva declined the award given the significant ownership in the Company by his firm, MAK Capital. The award for each of Messrs. Carnecchia and Sinisgalli was made in November 2013 at the time of their first election to the board and, at the discretion of the board, was pro-rated at half the full-year director equity award value, consisting of 3,056 restricted shares based on an $11.45 grant date price. Their restricted shares also vested on March 31, 2014. As with Mr. Cueva, Mr. Kaufman declined an award upon his appointment to the board in February 2014 given the significant ownership in the Company by his firm, MAK Capital.

Our directors are subject to share ownership guidelines that require ownership of either (i) three times the director’s respective annual cash retainer within two years of service and six times the director’s respective annual cash retainer within four years of service; or (ii) 15,000 shares within the first two years following the director’s election to the board of directors and 45,000 shares within four years of election. We pay no additional fees for board of director or committee meeting attendance.

Director Compensation for Fiscal Year 2014

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Max Carnecchia	17,500	34,991	52,491
R. Andrew Cueva	46,406	—	46,406
Jerry Jones	55,625	69,997	125,622
Michael A. Kaufman	5,223	—	5,223
Keith M. Kolerus	83,750	69,997	153,747
Robert A. Lauer	41,250	69,997	111,247
Robert G. McCreary, III	26,250	69,997	96,247
John Mutch	45,000	69,997	114,997
Pete Sinisgalli	19,531	34,991	54,522

(1)	Fees are paid quarterly.
(2)	Amounts in this column represent the grant date fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As of March 31, 2014, the aggregate number of unexercised stock options held by each non-employee director was as follows: Mr. Kolerus, 15,000.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will elect four Class B Directors for a term expiring at the 2016 Annual Meeting. The board of directors’ nominees for election are James H. Dennedy, Jerry Jones, Michael A. Kaufman, and John Mutch. Mr. Kaufman is a first-time nominee to the board. On February 18, 2014, the board named Mr. Kaufman to the board to fill the vacancy created when Mr. Cueva resigned as a director effective February 14, 2014. Mr. Cueva resigned from the board following his earlier resignation as a Managing Director of MAK Capital, our largest shareholder. The board believed that it was important to replace Mr. Cueva with another representative of MAK Capital given its substantial ownership of the Company, even though no agreement with MAK Capital or any other person requires MAK Capital to have a representative on the board. On this basis, Mr. Kaufman, the President of MAK Capital, was selected by the board to fill the vacancy in February and nominated by the board for election at the Annual Meeting.

Each nominee has indicated his willingness to serve as a director, if elected. A biography for each director nominee and our continuing directors follows and, if applicable, arrangements under which a director was appointed to the board of directors or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, or skills of each director and director nominee in support of his service on the board of directors is also provided.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. DENNEDY, JONES, KAUFMAN AND MUTCH. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF MESSRS. DENNEDY, JONES, KAUFMAN AND MUTCH UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

DIRECTOR NOMINEES

(Class B – Term to Expire in 2016)

James H. Dennedy	Age 48	Director since 2009

President and Chief Executive Officer of the Company since October 2011. Interim President and Chief Executive Officer since May 2011. Principal and Chief Investment Officer with Arcadia Capital Advisors, LLC, an investment management company making active investments in public companies, from April 2008 to May 2011. President and Chief Executive Officer of Engyro Corporation, an enterprise software company offering solutions in systems management, from January 2005 to August 2007. Previously a director of Entrust, Inc., I-many, Inc., and NaviSite, Inc. As a former President of a division of a publicly-held software company and as a Chief Executive Officer of a private software company, Mr. Dennedy has experience in the technology industry. In addition, Mr. Dennedy has extensive experience in investment strategy, capital structure, financial strategy, mergers and acquisitions, and significant public company leadership and board experience.

Jerry Jones	Age 58	Director since 2012

Chief Ethics and Legal Officer, Executive Vice-President of Acxiom Corporation, a marketing technology and services company, since 1999. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests. Previously he was a director of Entrust, Inc. He is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas. As the Chief Legal Officer of a technology company, Mr. Jones has extensive experience with legal, privacy, and security matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts.

Michael A. Kaufman	Age 42	Director since 2014

Mr. Kaufman is the President of MAK Capital, a financial investment advisory firm based in New York, NY, which he founded in 2002. Mr. Kaufman holds a B.A. degree in Economics from the University of Chicago, where he also received his M.B.A. He also earned a law degree from Yale University. From 2013 to 2014 Mr. Kaufman served on the board of directors of Zygo Corporation (NASDAQ: ZIGO) and as a member of its compensation and corporate governance and nominating committees. As President of MAK Capital, the Company’s largest shareholder, Mr. Kaufman is uniquely qualified to represent the interests of the Company’s shareholders. Additionally, Mr. Kaufman’s qualifications and experience include capital markets, investment strategy and financial management.

John Mutch	Age 58	Director since 2009

Founder and managing partner of MV Advisors LLC. Mr. Mutch founded MV Advisors in January of 2006 as a strategic block investment firm which provides focused investment and operational guidance to both private and public companies. MV Advisors current portfolio includes companies in the technology, active lifestyle and sports segments valued in excess of $100M. Mr. Mutch’s career as an operating executive in the technology includes serving as Chairman and Chief Executive Officer of BeyondTrust software from 2008 to 2013, as a Director and Chief Executive Officer of Peregrine Systems (Nasdaq: PRGS) from 2003 to 2005, and as a Director and Chief Executive Officer on HNC Software (Nasdaq: HNCS) from 1999 to 2002. Previously he spent eight years in a variety of executive sales and marketing positions at Microsoft Corporation. Mr. Mutch current serves on the board of directors of Steel Excel (Nasdaq: SXCL). Mr. Mutch holds a B.S. In Economics from Cornell University and an M.B.A. from the University of Chicago.

CONTINUING DIRECTORS

(Class A – Term to Expire in 2015)

Max Carnecchia	Age 51	Director since 2013

President and Chief Executive Officer and a member of the board of directors of Accelrys, Inc., a provider of scientific business intelligence software, since June 2009. Prior to joining Accelrys, Mr. Carnecchia served as President of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000. Mr. Carnecchia’s more than two decades of high technology experience allows him to bring to the board of directors a broad understanding of the operational and strategic issues facing the Company.

Keith M. Kolerus	Age 68	Director since 1998

Chairman of the Board of Directors of the Company since October 2008. Retired Vice President, American Division, National Semiconductor, a producer of semiconductors and a leader in analog power management technology, from 1996 to February 1998. Mr. Kolerus served as Chairman of the Board of Directors of National Semiconductor Japan Ltd., from 1995 to 1998, and Chairman of the Board of Directors of ACI Electronics, LLC, from 2004 to 2008. Mr. Kolerus has extensive experience in engineering, global operations, private and public companies, software and hardware technology companies, government contracting, capital markets, financial management, and the technology industry. Mr. Kolerus’ prior experiences as a board chairman uniquely qualify him to lead the board of directors as its Chairman.

Peter F. Sinisgalli	Age 58	Director since 2013

Chief Executive Officer and a member of the board of directors of Eze Software Group, a provider of enterprise software for the investment management marketplace, since May 2014. Member of the board of directors of Manhattan Associates, a provider of supply chain management software, since March 2004. Mr. Sinisgalli served as Manhattan Associates’ president and chief executive officer from 2004 to 2012. Before joining Manhattan Associates, Mr. Sinisgalli spent a year at NewRoads, Inc., a privately held third-party fulfillment provider, where he held the position of president and chief executive officer. Prior to that, Mr. Sinisgalli spent six years at CheckFree Corporation, a Nasdaq-listed global leader in outsourced electronic processing services. His last position at CheckFree was president and chief operating officer. Mr. Sinisgalli spent 14 years at The Dun & Bradstreet Corporation where his last position was executive vice president and chief financial officer for Dun & Bradstreet Software.

EXECUTIVE OFFICERS

The following are biographies for each of our current, non-director executive officers. The biography for Mr. Dennedy, our President and Chief Executive Officer, and a director, is provided above.

Name	Age	Current Position	Previous Positions
Janine K. Seebeck	38	Senior Vice President, Chief Financial Officer and Treasurer since August 2013.	Vice President and Controller November 2011 to August 2013. Vice President of Finance, Asia Pacific, at PGi; from 2008 to April 2011. Vice President, Corporate Controller at Premiere Global Services, Inc. from 2002 to 2008.
Kyle C. Badger	46	Senior Vice President, General Counsel and Secretary since October 2011.	Executive Vice President, General Counsel and Secretary at Richardson Electronics, Ltd. from 2007 to October 2011. Senior Counsel at Ice Miller LLP from 2006 to 2007. Partner at McDermott, Will & Emery LLP from 2003 to 2006.
Larry Steinberg	46	Senior Vice President and Chief Technology Officer since June 2012.	Principal Development Manager, Microsoft Corporation from August 2009 to May 2012, and Principal Architect from June 2007 to July 2009; Founder and Chief Technology Officer of Engyro Corporation from March 1995 to May 2007.
Michael Buckham-White	43	Senior Vice President, Sales and Marketing since January 2014	Principal at We Engage Marketing, LLC consulting firm 2012 to 2013; Vice President of Analyst Relations/Strategic Communications 2010 to 2012 at PGi; Vice President/Director of Online Sales, Interactive Marketing, and Customer Insight & Analytics from 2006 to 2010 at Premiere Global Services, Inc.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of July 3, 2014 by (i) each current director; (ii) our Named Executive Officers; (iii) all directors and executive officers as a group; and (iv) each person who is known by us to beneficially own more than 5% of our common shares.

Name	Common Shares		Shares Subject to Exercisable Options	Restricted Shares (1)	Total Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Nominees
Max Carnecchia	4,433		—	4,837	9,270	*
Jerry Jones	14,709		—	4,837	19,546	*
Michael A. Kaufman (3)	7,056,934		—	—	7,056,934	31.2
Keith M. Kolerus	118,002		15,000	4,837	137,839	*
John Mutch	49,087		—	4,837	53,924	*
Peter F. Sinisgalli	43,056		—	4,837	47,893	*
Named Executive Officers
Kyle C. Badger	29,702		23,548	14,846	68,096	*
James H. Dennedy	140,518		68,962	67,071	276,551	1.2
Robert R. Ellis	—		—	—	—	*
Tony Ross	1,410		13,333	7,448	22,191	*
Janine Seebeck	13,303		11,544	11,632	36,479	*
Larry Steinberg	38,115		17,948	48,873	104,936	*
All directors and executive officers	7,415,043		150,335	177,647	7,837,636	34.4
Other Beneficial Owners
MAK Capital One, LLC et al 590 Madison Avenue, 9th Floor New York, New York 10022	7,056,934	(4)				31.2
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	1,927,391	(5)				8.5
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	1,797,110	(6)				8.0
RGM Capital, LLC 9010 Strada Stell Court, Suite 105 Naples, FL 34109	1,579,596	(7)				7.0
Black Rock, Inc. 40 East 52nd Street New York, New York 10022	1,408,148	(8)				6.2

(1)	Beneficial ownership of the shares comprises both sole voting and dispositive power, or voting and dispositive power that is shared with a spouse, except for restricted shares for which individual has sole voting power but no dispositive power until such shares vest.
(2)	* indicates beneficial ownership of less than 1% on July 3, 2014.
(3)	Comprised entirely of shares beneficially owned by MAK Capital One L.L. C. Mr. Kaufman is the managing member of MAK Capital One L.L.C. and shares voting and dispositive power with respect to all of the shares.
(4)

As reported on a Schedule 13D/A dated November 15, 2013. MAK Capital One LLC has shared voting and dispositive power with respect to all of the shares. MAK Capital One LLC serves as the investment manager of MAK Capital Fund LP (“MAK Fund”) and MAK-ro Capital Master Fund LP (“MAK-ro Fund”). MAK GP LLC is the general partner of MAK Fund and MAK-ro Fund. Michael A. Kaufman, managing member and controlling person of MAK GP LLC and MAK Capital One L.L.C., has shared voting and dispositive power with respect to all of the shares. MAK Fund has shared voting and dispositive power with respect to 3,424,973 shares. MAK-ro Fund has shared voting and dispositive power with respect to 1,859,675 shares.

Paloma International L.P. (“Paloma”), through its subsidiary Sunrise Partners Limited Partnership, and S. Donald Sussman, controlling person of Paloma, have shared voting and dispositive power with respect to 1,772,286 shares. The principal business address of MAK Capital One LLC, MAK GP LLC and Messrs. Kaufman and Cueva is 590 Madison Avenue, New York, New York 10022. The principal address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda. The principal business address of MAK-ro Fund is c/o Dundee Leeds Management Services Ltd., Waterfront Centre, 2nd Floor, 28 N. Church Street, P.O. Box 2506, Grand Cayman KY1-1104, Cayman Islands. The principal address of Paloma and Sunrise Partners Limited Partnership is Two America Lane, Greenwich, Connecticut 06836-2571. The principal business address for Mr. Sussman is 217 Commercial Street, Portland, Maine 04101.

On May 31, 2011, MAK Fund, Paloma and Computershare Trust Company, N.A. (the “Trustee”) entered into an Amended and Restated Voting Trust Agreement (the “Revised Voting Trust Agreement”) to clarify the effect on the voting trust created by the Voting Trust Agreement dated as of December 31, 2009, were the reporting persons (named above) to beneficially own one-third or more of the Company’s outstanding voting securities as a result of a decrease in the total number of voting securities outstanding. In such event, regardless of the reporting persons’ economic interest in the Company, its voting power will be effectively limited to no more than 23% or 27% of the voting securities in the event of a shareholder vote on (i) a merger, consolidation, conversion, sale or disposition of stock or assets or other business combination which requires approval of two-thirds of the Company’s voting power (a “Strategic Transaction”) or (ii) a transaction other than a Strategic Transaction which requires approval of two-thirds of the Company’s voting power (an “Other Transaction”), respectively. In connection with a Strategic Transaction or Other Transaction, the reporting persons would continue to possess the total voting power only over a number of voting securities that would equal the total voting power it would possess were it to hold only one-third of the voting securities. The Revised Voting Trust Agreement will become effective if and when the number of shares owned by the reporting persons equals or exceeds one-third of the voting securities then outstanding as a result of a decrease in the total number of voting securities outstanding. Until such time, the Voting Trust Agreement will remain in full force and effect.

The Voting Trust Agreement provides that, for transactions requiring at least two-thirds of the voting power to approve, Trustee will vote shares as follows: (i) for a Strategic Transaction, vote shares that exceed 20% of the outstanding shares in favor of, against, or abstaining from voting in the same proportion as all other shares voted by shareholders (including reporting persons’ shares that do not exceed the 20% threshold); and (ii) for Other Transactions, vote shares that exceed 25% of the outstanding shares in favor of, against, or abstaining from voting in the same proportion as all other shares voted by shareholders (including reporting persons’ shares that do not exceed the 25% threshold). The Voting Trust Agreement terminates (i) if the vote necessary to approve all forms of transactions is lowered to the affirmative vote of holders of shares entitling them to exercise at least a majority of the voting power on the proposal to approve such transactions (from two-thirds); (ii) if MAK Fund and Paloma are no longer members of a “group” for purposes of Section 13(d) of the Securities Exchange Act, then the Voting Trust Agreement terminates with respect to any of MAK Fund and Paloma that beneficially owns not more than 20% of the outstanding shares; (iii) on February 18, 2020, or February 18, 2025 if MAK Fund continues to hold 20% of the outstanding shares; or (v) if another person or entity holds greater than 20% of the outstanding shares that are not subject to a similar voting agreement.

(5)	As reported on a Schedule 13G dated February 6, 2014. Capital Research Global Investors has sole voting and dispositive power with respect to all of the shares.
(6)	As reported on a Schedule 13G/A dated February 10, 2014. Dimensional Fund Advisors LP has sole voting power with respect to 1,766,747 shares and sole dispositive power with respect to 1,797,110 shares.
(7)	As reported on a Schedule 13G dated February 12, 2014. RGM Capital, LLC has shared voting and dispositive power with respect to all of the shares. Robert G. Moses is the managing member of RGM Capital, LLC, and shares voting and dispositive power with respect to all of the shares.
(8)	As reported on a Schedule 13G/A dated January 17, 2014. BlackRock, Inc. has sole voting power with respect to 1,368,065 shares and sole dispositive power with respect to all of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and certain of its executive officers and persons who beneficially own more than 10% of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2014, with one exception. On March 31, 2013, restricted shares for Ms. Seebeck vested, and she opted to settle her tax obligation upon vesting with share withholding. The Form 4 to report such share withholding was filed on April 26, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

With the divestiture of the Technology Solutions Group (TSG) in August 2011, the Retail Solutions Group (RSG) in July 2013 and our United Kingdom business entity in March 2014, the Company has completed its transformation into a smaller, refocused Company operating as a pure play software-driven solutions provider to the hospitality industry. As discussed in the Compensation Discussion and Analyses contained in the Proxy Statements for our 2012 and 2013 Annual Meetings of shareholders, following the sale of TSG, the Company engaged new leadership in key executive positions with comparatively lower compensation arrangements to reflect the smaller, refocused Company. The Compensation Committee has since maintained the compensation programs put in place in fiscal year 2012 with even more emphasis on pay for financial performance and long-term incentives.

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs during fiscal year 2014. Executive compensation arrangements with our Named Executive Officers are governed by the Committee. In this CD&A, you will find detailed compensation information for our Named Executive Officers, which consist of our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), our former CFO and our three other most highly compensated officers during fiscal year 2014, as listed below:

•	James Dennedy, President and Chief Executive Officer
•	Janine Seebeck, Senior Vice President, Chief Financial Officer and Treasurer
•	Robert Ellis, former Senior Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer
•	Kyle Badger, Senior Vice President, General Counsel and Secretary
•	Tony Ross, Vice President of Sales
•	Larry Steinberg, Senior Vice President, Chief Technology Officer

Mr. Ellis’ employment with the Company ended on August 6, 2013. Ms. Seebeck was promoted to the CFO position on the same day from her previous position as Vice President and Controller. Mr. Ross is not an executive officer of the Company, and his compensation for fiscal year 2014 was not governed by the Compensation Committee. He is included as a Named Executive Officer because the Company had only four executive officers for a substantial portion of fiscal year 2014, and Mr. Ross was the next most highly compensated non-executive officer of the Company.

Compensation Highlights

Compensation Focus for Fiscal Year 2014.  After considering the results of our 2013 vote on Named Executive Officer compensation, which confirmed the Company’s philosophy and objectives relative to our executive compensation program, the Compensation Committee continued efforts to maintain reduced compensation expense and link executive pay to performance by:

•	Establishing minimal base salary increases;
•	Focusing annual incentive on significant improvements over fiscal year 2013 results; and
•	Substantially increasing long-term incentives to reward increases in shareholder value.

Performance Linked Compensation.  Our Compensation Committee set fiscal year 2014 compensation, including financial and business targets for performance-based compensation, for our Named Executive Officers to continue to emphasize pay for performance by setting annual cash incentive based on goals focused on significant improvements over fiscal year 2013 results for revenue and adjusted operating income.

Our CEO’s targeted pay was approximately 74% performance-based, and between 50% and 64% for each of our other Named Executive Officers targeted pay was performance-based, tied directly to annual goals or long-

term equity awards, the value of which is tied directly to an increase in share price. As discussed below, targeted annual goals were primarily based on improvements over fiscal year 2013 results for revenue and adjusted operating income.

Our operating results for fiscal year 2014 significantly outperformed our plan. Total net revenue increased 7.7%, and adjusted operating income increased $8.1 million year over year to $3.4 million from an adjusted operating loss of $4.7 million in fiscal year 2013. As a result, annual incentive payouts ranged from 113% to 128% of target for the Named Executive Officers who received an annual incentive payout.

To further link pay to performance and emphasize long-term shareholder value creation, the Compensation Committee granted long-term equity incentive awards for fiscal 2014 that were substantially higher as a percentage of base salary over the prior year, including an increase of 5.3% for Mr. Dennedy and increases between 37.8% and 57.9% for the other Named Executive Officers, other than Mr. Ross.

Chief Executive Officer Compensation.  Mr. Dennedy’s compensation package for fiscal year 2014 continued to reflect the Compensation Committee’s ongoing commitment to link pay to performance and to maintain reduced compensation costs, as evidence by the following for Mr. Dennedy:

•	No increase in base salary from the prior year’s base salary;
•	No increase in annual cash incentive target from the prior year’s annual cash incentive target;
•	50% of long-term incentive award, granted as stock-settled appreciation rights, is based entirely on share price improvement, and the balance, granted as restricted stock, is tied to share price;
•	Annual incentive payout of 128% of targeted payout was earned based on the Company’s results; and
•	74% of targeted compensation was variable pay, tied either to performance or share price improvement.

Chief Financial Officer Compensation.  Ms. Seebeck was appointed our CFO in August 2013 during the second quarter of fiscal year 2014. Her initial compensation package was set significantly lower than her predecessor to achieve the Compensation Committee’s goal of continuing to reduce compensation cost to reflect the smaller, refocused Company, with a base salary that was set 23% lower than her predecessor’s salary and an annual incentive target that was set 48% lower.

Ms. Seebeck’s compensation package for fiscal year 2014, upon her appointment as CFO, also continued to reflect the Compensation Committee’s ongoing commitment to link pay to performance as evidence by the following for Ms. Seebeck:

•	50% of long-term incentive award, granted as stock-settled appreciation rights, is based entirely on share price improvement, and the balance, granted as restricted stock, is tied to share price;
•	Annual incentive payout of 128% of targeted payout was earned based on the Company’s results; and
•	50% of targeted compensation was variable pay, tied either to performance or share price improvement

At the beginning of the fiscal year, Mr. Ellis’ compensation was set similarly to the other Named Executive Officers, and included a 3.3% increase in base compensation and annual incentive target and a 37.8% increase in long-term equity incentive over the prior year. Upon Mr. Ellis’ resignation in August 2013, he received only the base compensation earned by him to that date. He did not receive any annual incentive compensation for fiscal year 2014, and all of the long-term equity awards granted to him in fiscal year 2014 were forfeited.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term shareholder value. Our Compensation Committee reaffirmed the pay philosophy, objectives, and structure for fiscal year 2014.

Compensation Philosophy and Objectives.  Our Compensation Committee’s pay philosophy is to pay a base salary and provide target annual cash incentives and long-term equity incentives, each at the 50th percentile of comparative peer group compensation, and to annually review these compensation components based on peer group comparisons and tie compensation to our business strategy. The Compensation Committee’s objective is to establish an overall compensation package to:

•	Reward the achievement of business objectives approved by our board of directors;
•	Tie a significant portion of compensation to the long-term performance of our common shares;
•	Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies; and
•	Attract, retain, and motivate executives who can significantly contribute to our success.

Compensation Structure.   Our compensation structure is comprised of:

Base Salary — Base salary provides fixed pay levels aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive’s roles and responsibilities, experience, functional expertise, relation to peer pay levels, competitive assessments, individual performance, and changes in salaries in the overall general market and for all employees of the Company. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors and input from our CEO, other than for himself. None of the factors are weighted according to any specific formula. New salaries generally are based on the Compensation Committee’s discretion and judgment but may be based on any of the above-mentioned relevant factors.

Annual Incentives — Annual incentives provide cash variable pay for achievement of the Company’s financial, strategic, and operational goals and individual goals, with target incentives set as a percentage of salary, designed to reward achievement of goals with an annual cash payment. Variations in incentive components and mix among Named Executive Officers are determined by our Compensation Committee and based on each executive’s respective business unit or corporate goals and each executive’s individual goals and corporate-wide initiatives, as well as market data, length of time in current role or similar role at another company, and recommendations from our CEO, other than for himself.

Long-Term Incentives — Long-term incentives are variable, equity incentives designed to drive improvements in performance that build wealth and create long-term shareholder value by tying the value of earned incentives to the long-term performance of our common shares. Target incentives are set as a percentage of salary. Variations in awards among Named Executive Officers are determined by our Compensation Committee after a review of various factors, including recommendations based on market data, individual ability to influence results, length of time in current role or similar role at another company, and recommendations from our CEO, other than for himself.

Compensation Key Considerations

Annual Goal Setting.  Annual goals for our Named Executive Officers are tied to our financial, strategic, and operational goals and include business specific financial targets relating to our goals. The annual incentive goals for each Named Executive Officer, other than Mr. Ross, are established by our Compensation Committee, with input from our CEO (other than for himself). At fiscal year-end, the Compensation Committee evaluates the performance of each Named Executive Officer and determines an appropriate award based on established goals, with input from our CEO (other than for himself) on individual goals. Our Compensation Committee establishes our CEO’s annual incentive goals and determines his appropriate award based on established goals.

Variable Pay at Risk.  Our philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprised approximately 74% of target annual compensation for our CEO and between 50% and 64% for other Named Executive Officers. Our Named Executive Officers have significant opportunities for long-term, equity-based incentive compensation, higher than for annual cash incentive compensation for each Named Executive Officer other than Mr. Ross, as our philosophy is to tie a significant portion of compensation to the long-term performance of our common shares. As a result, significant emphasis is placed on long-term shareholder value creation, thereby minimizing excessive risk taking by our executives.

Components of Compensation

Fiscal Year 2014

Competitive Market Assessments.  The Compensation Committee did not commission a competitive market assessment in connection with setting Named Executive Officer compensation for fiscal year 2014. However, the Committee engaged Pearl Meyer & Partners as its compensation consultant during the fiscal year and received from them a competitive market assessment that evaluated compensation levels for the Company’s top four executive positions, including Messrs. Dennedy, Badger and Steinberg and Ms. Seebeck. The assessments compared current compensation levels for these executives to published compensation data for comparable executives at a peer group determined by the Compensation Committee from a group recommended by Pearl Meyer & Partners. The peer group consisted of the following software and technology companies:

Company	Ticker	GICS – Sub Industry	Revenue $ in millions	Market Cap July 2013 $ in millions
SPS Commerce Inc	SPSC	Internet Software & Services	$77	$977
E2open Inc	EOPN	Internet Software & Services	$75	$512
Support.com Inc	SPRT	Internet Software & Services	$72	$254
Sourcefire Inc	FIRE	Systems Software	$223	$2,377
Gigamon Inc	GIMO	Systems Software	$97	$1,054
Cyan Inc	CYNI	Systems Software	$96	$462
Qualys Inc	QLYS	Systems Software	$91	$507
XRS Corp	XRSC	Systems Software	$63	$30
Rally Software Development Corp	RALY	Systems Software	$57	$684
Synchronoss Technologies Inc	SNCR	Application Software	$274	$1,384
QAD Inc	QADA	Application Software	$252	$193
Bottomline Technologies Inc	EPAY	Application Software	$224	$1,100
Actuate Corp	BIRT	Application Software	$139	$352

Company	Ticker	GICS – Sub Industry	Revenue $ in millions	Market Cap July 2013 $ in millions
PROS Holdings Inc	PRO	Application Software	$118	$916
Jive Software Inc	JIVE	Application Software	$114	$894
Ellie Mae Inc	ELLI	Application Software	$102	$620
BSQUARE Corp	BSQR	Application Software	$101	$31
American Software Inc	AMSWA	Application Software	$100	$224
Callidus Software Inc	CALD	Application Software	$95	$251
Model N Inc	MODN	Application Software	$84	$538
inContact Inc	SAAS	Alternative Carriers	$110	$453

		75th Percentile	$118	$916
		Median	$100	$512
		25th Percentile	$84	$254

Agilysys, Inc. (pro forma FY14)	AGYS	Application Software	$106	$257
percentile			55	23

Peer companies were selected based on industry relevance and comparability to the Company’s revenue. As detailed below, Pearl Meyer & Partners’ assessment showed that the compensation in fiscal year 2014 for the four Named Executive Officers whose compensation was evaluated was generally aligned with the market median.

During fiscal year 2012, Towers Watson provided the Compensation Committee with two competitive market assessments, one in March and one in August, which updated the March assessment to adjust for expected revenues of the smaller Company after the closing of the TSG sale. The assessments evaluated compensation levels for the Company’s top eight executive positions, including the Named Executive Officers. The assessments compared published survey compensation data for both general industry and the high technology services industry to current compensation levels for the Company’s executives. Competitive compensation levels in these industries were gathered for base salary, annual incentive, total cash compensation, long-term incentive, and total direct compensation. The purpose of the assessments was to compare current market data to our then current compensation, which was based on prior benchmarking performed by the Company, where compensation levels were benchmarked to separate, defined peer group companies for corporate executives and each business unit executive. Towers advised that an assessment using the general and high technology services industries data provides more representative and relevant comparisons given the size of the Company.

During fiscal year 2013, the Compensation Committee believed that the Towers Watson assessments performed in fiscal year 2012, without any update, remained useful for purposes of determining Named Executive Officer compensation, and, as a result, the Compensation Committee did not request or review any additional assessments in fiscal year 2013 or when setting compensation in fiscal 2014.

Tally Sheets.  Our Compensation Committee analyzes tally sheets at the beginning of the fiscal year to review overall compensation and pay mix for each Named Executive Officer. Tally sheets include a three-year look-back of total compensation, including annual cash compensation, long-term incentive awards granted and earned, and benefits and perquisites. Tally sheets also include a cumulative inventory of equity grants by fiscal year, including the value of outstanding equity at the Company’s current stock price and the value received for prior vesting and exercises of equity. The tally sheets bring together, in one place, all elements of Named Executive Officers’ actual compensation and information about wealth accumulation so that our Compensation Committee can analyze the individual elements and mix of compensation and the aggregate total amount of annual and accumulated compensation. Tally sheets are also used by the Compensation Committee to evaluate internal pay equity among the Named Executive Officers and to determine the impact of employment termination or change of control events. In support of the philosophy of rewarding future performance, the Compensation Committee does not consider prior pay outcomes in setting future pay levels. Rather, tally sheets are used by the Compensation Committee to review compensation as compared to expectations, and our Compensation Committee determined that annual compensation set for our Named Executive Officers for fiscal year 2014 was consistent with expectations and with the established compensation philosophy and pay mix guidelines driven by that philosophy.

Fiscal Year 2014 Compensation

Salary.  For fiscal year 2014, salary comprised 26% of total target compensation for our CEO and between 36% and 50% for our other Named Executive Officers. Mr. Dennedy’s salary remained the same in fiscal year 2014 as in fiscal year 2013. Messrs. Badger and Ellis received cost of living increases recommended by the CEO of 4% and 3.3% respectively. Since Messrs. Badger, Ellis and Steinberg had been first hired by the Company during fiscal year 2012 or 2013, the Compensation Committee considered the competitive market assessments provided by Towers Watson in fiscal year 2012 in determining the initial salaries for the newly hired Named Executive Officers, as well as their previous salary levels and prior experience, and in determining fiscal year 2013 salaries for all the Named Executive Officers. The Compensation Committee also considered the assessments provided by Towers Watson in setting Ms. Seebeck’s salary upon her promotion to the CFO role in August 2013. Mr. Ross’ salary for fiscal year 2014 was set by the CEO.

Annual Incentives.  For fiscal year 2014, annual goals were set at the beginning of the fiscal year. The discussion below, which specifically relates to the table below under “Fiscal Year 2014 Payouts,” provides details regarding fiscal year 2014 annual incentive performance metrics, levels, and payouts for the Named Executive Officers.

Performance Metrics.  The Compensation Committee set financial performance metrics for fiscal year 2014 annual incentives to require target level improvements over fiscal year 2013 results of then continuing operations. The target level for revenue was set at an $8.5 million, or 8.7%, improvement over fiscal 2013 results; and the target level for adjusted operating income was set at a $5.2 million improvement over a loss of $4.7 million in fiscal 2013. These levels were set based on the Company’s overall operating plan and expected growth and operating improvements. Target level improvements over fiscal year 2013 results for adjusted operating income were significant because the Company had negative adjusted operating income in fiscal year 2013. Adjusted operating income is calculated as operating income excluding amortization of intangibles, stock based compensation expense and non-recurring charges. The Company believes adjusted operating income is a profitability measure and a key driver of value, focusing on sales, product mix, margins, and expense management. Adjusted operating income was selected as an annual goal component for all Named Executive Officers given the desire to balance sales and margins, as both are manageable by our Named Executive Officers. The Compensation Committee deemed positive adjusted operating income so important that no payout on financial performance measures would be earned if adjusted operating income was less than $250,000.

Performance percentages for payouts (with proportionate payouts between the target and maximum achievement levels) were based on varying levels of achievement of fiscal year 2014 budgeted results, as set forth below. Additional detail about threshold and maximum incentives are disclosed in the Grants of Plan-Based Awards for Fiscal Year 2014 table.

Component	Threshold		Maximum
	Payout (% of target incentive)	Required Achievement of Performance Measures (%)	Payout (% of target incentive)	Required Achievement of Performance Measures (%)
Revenue	90	98.2	150	104
Adjusted Operating Income	90	50.0	150	550

The Compensation Committee believed that the plan involved moderate difficulty at the threshold level, a high degree of difficulty at the 100% target level, given continuing competition and pricing pressure in the market, and significant difficulty at the maximum level, requiring significant improvement over fiscal year 2013 results, in each case relative to future expectations at the time the levels were set. Threshold levels were based on achievement necessary to successfully execute a minimum level of the operating plan.

MBO’s.  In addition to objective performance metrics, management by objective goals (“MBOs”) comprised 50% of the annual incentive of Named Executive Officers other than Messrs. Dennedy and Ellis and Ms. Seebeck. However, MBOs could only be earned in the event that threshold adjusted operating income targets were achieved in order to place greater weight on objective performance metrics. MBOs represent individual performance-based goals, with both quantitative and qualitative measures, relative to individual responsibilities and emphasize the importance of specific tasks and company-wide initiatives. The Compensation Committee believed that MBOs were appropriate for executives whose impact on shareholder value was less direct than the CEO and CFO. The Compensation Committee has discretion in deciding whether each MBO was achieved and in determining the level of achievement, and thus payout, for the MBO components. Achievement of MBOs results in a payout ranging from a minimum of 80% for partial achievement to 100% for maximum achievement, and Named Executive Officers are eligible for proportionate payouts between the minimum and maximum achievement levels. There is no payout for MBOs below the minimum achievement level. Consistent with the other elements of compensation, MBOs were established at the beginning of year when the outcome for the fiscal year was substantially uncertain. Fiscal year 2014 MBO goals and payout allocations for the Name Executive Officers were as follows:

Executive	MBO	% of MBOs
Kyle C. Badger	Improve Legal Department service levels	33
	Develop templates and processes for corporate acquisitions	33
	Complete data privacy legal education and create a cross-department working group to review emerging data privacy issues	33
Tony Ross	Achieve 93% of North American gross profit target	40
	Ensure 25% of outside sales representatives attain 100% of quota	20
	Deliver sales expense plan within 3% of budget	20
	Capture 60 new logo businesses within North America	20
Larry Steinberg	Provide online training and curriculum to all engineers for improvement of the skills necessary to their role	20
	End FY 14 3% under your departments budget	20
	Deliver IG 4.4.3 release candidate in Oct 2013 on time with high quality	10
	Deliver IG Mobile 2.0 release candidate in July 2013 on time with high quality	10
	Deliver Visual One 8.5.1 general availability in November 2013 on time with high quality based on successful release candidate sites	10
	Deliver Analytics – 2.0 pilot in August 2013 and 2.0 release candidate in February 2014 on time with high quality	10
	Deliver rGuest PMS on time with high quality, as defined in public release dates	20

Weight differences between initiatives among the Named Executive Officers corresponded to importance of each initiative in respect of the overall Company operating plan.

Annual Incentive Levels.  For all Named Executive Officers, fiscal year 2014 target annual incentives were set as a percentage of salary. Target annual incentives were set at 85% of salary for Mr. Dennedy and 75% for Mr. Ellis, as opposed to approximately 50-60% of salary for other executives, substantially the same as the prior fiscal year when their percentage was raised in order to increase the performance-based nature of their total compensation due to their greater ability to influence corporate goals and initiatives. Ms. Seebeck’s target annual incentive was set at 50% of salary upon her promotion to the CFO role. Mr. Ross’ target annual incentive was significantly higher, at 95% of salary, due to the nature of his role managing sales for the Company. Annual incentives comprised 23% of total target compensation for Mr. Dennedy, and between 21% and 25% for our other Named Executive Officers, other than Mr. Ross whose target annual incentive was 42% of total target compensation. Target annual incentives for all the Named Executive Officers were set at substantially the same level as the prior fiscal year when, as with salaries, target levels were adjusted based on competitive market assessments provided by Towers Watson in fiscal year 2012 and used for determining fiscal year 2013 levels. The 2012 survey data indicated that 2013 target annual incentive percentages of salary were aligned with the market median, and total target cash compensation (salary and annual incentive) was in the competitive range for the positions evaluated, ranging from 21% below to 16% above market median. Mr. Dennedy’s annual incentive as a percentage of salary was reduced from 100% to 88% in 2013 to set his total target cash compensation in line with market median and further reduced to 85% in 2014 to partially offset an increase in his long-term incentives. The competitive market assessment provided by Pearl Meyers & Partners during fiscal year 2014 indicated that the fiscal year 2104 target annual incentive values ranked between the 50th and 75th percentile and that total target cash compensation (salary and annual incentive) ranked approximately at the market median, with Mr. Dennedy and Mr. Badger positioned between the 50th and 75th percentile and Ms. Seebeck and Mr. Steinberg positioned between the 25th and 50th percentile.

Fiscal Year 2014 Payouts.  The chart below sets forth the fiscal year 2014 annual incentive opportunity for each Named Executive and the components, weightings, and actual annual incentive payouts based on the Compensation Committee’s review of the achievement of the performance measures. Only 99% of the revenue target was achieved resulting in a payout of 94% of target incentive under the plan. 671% of the adjusted operating income target was achieved, but this resulted in a payout of only 150% of target incentive, the maximum amount under the plan. The attainment by each Named Executive Officer of their respective MBOs is reflected in the table below.

	Performance Metrics				Annual Incentive
Target Incentive as a % of salary	Component	Weight	Target	Actual (1)	Target	Payout
James H. Dennedy – 85%	Revenue	40%	$106.9M	$105.9M	$140,000	$132,278
	AOI	60%	$0.5M	$3.4M	$210,000	$315,000

Total					$350,000	$447,278

Janine Seebeck – 50%	Revenue	40%	$106.9M	$105.9M	$48,000	$45,352
	AOI	60%	$0.5M	$3.4M	$72,000	$108,000

					$120,000	$153,352

Robert R. Ellis – 75%	Revenue	40%	$106.9M	$105.9M	$93,000	$0
	AOI	60%	$0.5M	$3.4M	$139,500	$0

Total					$232,500	$0

Kyle C. Badger – 50%	Revenue	20%	$106.9M	$105.9M	$26,000	$24,566
	AOI	30%	$0.5M	$3.4M	$39,000	$58,500
	MBO	50%			$65,000	$65,000

Total					$125,000	$148,066

Tony Ross – 95%	Revenue	20%	$106.9M	$105.9M	$33,000	$30,264
	AOI	30%	$0.5M	$3.4M	$49,500	$74,250
	MBO	50%			$82,500	$82,500

Total					$165,000	$187,014

Larry Steinberg – 60%	Revenue:	20%	$106.9M	$105.9M	$30,000	$28,345
	AOI	30%	$0.5M	$3.4M	$45,000	$67,500
	MBO	50%			$75,000	$73,500

Total					$150,000	$169,345

(1)	Adjusted operating income (AOI) is a non-GAAP measure. A reconciliation of operating loss, a GAAP measure, for fiscal year 2014 to adjusted operating income is as follows:

(In thousands)	2014
Operating Loss	$(6,896)
Share-based compensation expense	2,119
Amortization of intangibles	6,414
Asset impairments and related charges	327
Restructuring, severance and other charges	1,392

Adjusted operating income	3,356

In addition to the amounts noted above, in fiscal year 2014 Ms. Seebeck and Mr. Badger received a discretionary bonus of $25,000 each from the Compensation Committee, upon the recommendation of the CEO, related to their work in connection with the RSG transaction.

Long-Term Incentives.  As with the annual incentives, the Compensation Committee approved fiscal year 2014 long-term incentive (“LTI”) awards at the beginning of year when the outcome for the fiscal year was substantially uncertain. LTI awards to Named Executive Officers consisted of stock-settled appreciation rights (“SSARs”) and restricted shares, both with three-year vesting schedules, pursuant to the Company’s shareholder-approved 2011 Stock Incentive Plan. The Compensation Committee considered various LTI award alternatives. While annual incentives targeted specific performance goals, the focus on LTI awards was to link compensation directly to shareholder gains and to improve retention of key management during the Company’s time of transition. SSARs provided the direct link between compensation and shareholder gains in a less dilutive manner than with stock options, and the three-year vesting schedule also enhances retention. Restricted shares also tie compensation to shareholder gains and highly bolster retention over the vesting period.

LTI awards comprised 52% of total target compensation for Mr. Dennedy to directly link a significant portion of his pay, when combined with his annual incentive, to performance and comprised between 25% and 43% for our other Named Executive Officers. In setting LTI awards for the Named Executive Officers other than the CEO, the Compensation Committee received input and recommendations from our CEO regarding each Named Executive Officer’s relative ability to influence results. Target levels were substantially increased over the prior year for all the Named Executive Officers other than the CEO and Mr. Ross in order to further link pay to performance and emphasize long-term shareholder value creation, as described above. The competitive market assessment provided by Pearl Meyers & Partners indicated that fiscal year 2104 LTI values were below the market median, ranging from 1% lower than the market median for Mr. Dennedy and between 24% and 33% below the market median for Messrs. Badger and Steinberg and Ms. Seebeck.

The Compensation Committee set the 2014 LTI awards for each Named Executive Officer as follows:

Name	Percent of Salary (%)	Total LTIP Value ($)	SSARs Granted (#)	Restricted Shares Granted (#)
James H. Dennedy	200	800,000	50,188	32,310
Janine K. Seebeck	50	120,000	7,734	4,985
Robert R. Ellis	100	310,000	19,448	12,520
Kyle C. Badger	69	180,000	11,292	7,270
Tony Ross	35	59,500	—	4,806
Larry Steinberg	120	300,000	18,821	12,116

All SSARs and restricted shares vest in one-third increments on March 31, 2014, 2015 and 2016. Other than certain SSARs granted to Ms. Seebeck, the SSARs were granted at an exercise price of $12.38 (the closing price of the common shares on the grant date), have a seven-year term, and are settled in common shares upon exercise. Ms. Seebeck was originally granted 5,019 SSARs at the $12.38 exercise price; she received an additional grant of 2,715 SSARs at an exercise price of $11.40 upon her promotion to CFO.

Additional Compensation – Executive Benefits.  We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans. From time to time, Named Executive Officers also may participate in supplier sponsored events. Executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees, except that we pay for the cost of physicals to promote the health and well-being of our executives.

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements.  All of the Named Executive Officers other than Mr. Ross recently entered into employment agreements with the Company effective July 22, 2014, all with substantially the same terms. Mr. Ellis’ employment agreement terminated in September 2013. The new employment agreements all have three year terms expiring July 21, 2017. Under the employment agreements, upon termination without cause, we must pay severance equal to one year’s salary and target annual incentive and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit. If the executive’s position is changed such that his or her responsibilities are substantially lessened (a “change in position”), the executive may terminate his or her employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. None of the Named Executive Officers with employment agreements is entitled to excise tax gross-up payments. In consideration of the severance benefits, each employment agreement contains a 12-month post-termination non-solicitation provision, an indefinite confidentiality provision, and a 12-month post-termination non-compete provision. In the event that any of these Named Executive Officers are terminated without cause or for a change of position in the 24 months following a change of control of the Company, the Named Executive Officer is entitled to severance pay equal to two year’s salary and target annual incentive and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit.

Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year in the absence of a change of control, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements.

Mr. Ross is subject to the Company’s U.S. Severance Pay Policy. Under the policy, Mr. Ross is eligible to receive severance pay based on position and full years of service, and in exchange for signing a release of claims, in the event that his employment is terminated by the Company for a reason other than for cause. As a vice president, on March 31, 2014, Mr. Ross was eligible for severance pay equal to 41 weeks of his base salary and applicable health benefits for the same period. Mr. Ross is also eligible under the policy to receive up to three months of outplacement assistance. None of the other Named Executive Officers are eligible for severance under the policy.

Accelerated Vesting.  None of the employment agreements discussed above provide for accelerated vesting of equity. Under our 2011 Stock Incentive Plan, the only plan for which any of the Named Executive Officers have unvested equity, vesting is accelerated upon the actual occurrence of a change of control for all SSARs and restricted shares (including performance shares). The Compensation Committee believes that during a change of control situation, a stable business environment is in the shareholders’ best interests, and accelerated vesting provisions provide stability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

Additional Compensation Policies

Clawback – Recoupment of Bonuses, Incentives, and Gains.  Under the Company’s “clawback” policy, if the board of directors determines that our financial statements are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the board of directors will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months.

Stock Ownership Guidelines.  To underscore the importance of strong alignment between the interests of management and shareholders, the board of directors approved stock ownership guidelines for directors and executives, with our CEO having the highest ownership requirement. Director and executive compensation is designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our shareholders, customers, suppliers, and employees of our commitment to shareholder value. Each director and executive officer is expected to maintain minimum share ownership of either: (i) a multiple of base salary or director annual retainer listed below, or (ii) the number of shares listed below:

Title	Multiple of Director Annual Retainer and Executive Base Salary		Number of Shares
	2 Years	4 Years	2 Years	4 Years
Director	3x	6x	15,000	45,000
CEO	2.5x	5x	125,000	250,000
Senior Vice President	0.5x	2x	15,000	75,000
LTIP Participants	—	0.5x	2,500	15,000

Stock ownership that is included toward attainment of the guidelines includes (i) shares held of record or beneficially owned, either directly or indirectly; (ii) shares acquired upon exercise of stock options or SSARs; (iii) vested restricted or deferred shares; (iv) phantom or deferred share units held in a deferred compensation plan; and (v) shares or deferred shares acquired by dividend reinvestment. Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a director or an executive, and remain at or above that level until retirement. Annually, the board of directors reviews progress toward achieving these ownership levels. Director and executives who have not attained the specified ownership guidelines will be required to hold 75% of shares acquired upon exercise of stock options and SSARs or vesting of performance or restricted shares until they meet their target ownership level. If ownership guidelines are not met within two and four years, our Compensation Committee has the right to pay an executive’s annual incentives in shares until ownership guidelines are achieved.

Impact of Tax and Accounting Considerations.  In general, the Compensation Committee considers the various tax and accounting implications of the pay mechanisms used to provide pay to our Named Executive Officers, including the accounting cost associated with long-term incentive grants, when determining compensation. Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for pay to the chief executive officer and the three other highest compensated executive officers (other than the chief financial officer) in excess of $1 million in any taxable year. Exceptions are made for certain qualified performance-based pay. It is the Compensation Committee’s objective to maximize the effectiveness of our executive pay plans in this regard. The pay instruments used, including salaries, annual incentives, and equity, are tax deductible to the extent that they are performance-based or less than $1 million for such Named Executive Officer in a given year. However, the Compensation Committee retains discretion to pay compensation that is not tax deductible in situations where it believes such compensation is appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included the Company’s 2014 Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and the Proxy Statement for its 2014 Annual Meeting of Shareholders.

The Compensation Committee of the Board of Directors

Pete Sinisgalli, Chairman

Michael A. Kaufman

Keith M. Kolerus

John Mutch

RELATIONSHIP WITH COMPENSATION COMMITTEE CONSULTANT

During fiscal year 2014, the Compensation Committee retained Pearl Meyer & Partners as compensation consultant for executive compensation matters. All fees paid to Pearl Meyer & Partners in fiscal year 2014 were for executive compensation consultation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related notes provide information regarding fiscal year 2014 compensation for our Named Executive Officers, including our CEO and CFO and the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2014.

Summary Compensation Table for Fiscal Year 2014

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(5)	Total ($)
James H. Dennedy President and Chief Executive Officer	FY14	400,000	—	399,998	400,129	447,278	—	32,760	1,680,038
	FY13	415,385	—	379,997	380,309	509,784	—	20,481	1,705,956
	FY12	286,600	—	311,640	—	369,045	—	10,780	978,065

Janine K. Seebeck Senior Vice President, Chief Financial Officer and Treasurer	FY14	218,490	25,000	59,995	60,015	153,352	—	11,505	528,347

Robert R. Ellis	FY14	160,231		154,998	155,051	—	—	9,299	479,530
Former Senior Vice President,	FY13	290,934	—	85,499	85,566	327,718	—	11,186	800,903
Chief Operating Officer, Chief	FY12	131,705	—	123,199	81,335	88,591	—	3,520	428,350
Financial Officer and Treasurer

Kyle C. Badger	FY14	258,462	25,000	90,003	90,027	148,066	—	12,091	623,619
Senior Vice President, General Counsel and Secretary	FY13	259,615	—	62,500	62,548	153,921	—	37,796	576,380

Tony Ross Vice President, Sales	FY14	174,231	—	59,498	—	187,014	—	12,676	433,419

Larry Steinberg	FY14	246,154	—	149,996	105,052	169,345	—	10,969	726,468
Senior Vice President, Chief Technology Officer	FY13	205,962	39,550	574,750	95,660	148,972	—	7,646	1,072,540

(1)	For Mr. Ellis, 2014 salary is through August 2014. For Mr. Steinberg, 2013 salary is from start date through March 31, 2013.
(2)	For Ms. Seebeck and Mr. Badger, amount consists of discretionary bonus related to the RSG transaction. For Mr. Steinberg, amount consists of hiring bonus.
(3)

Stock Awards include grants of restricted shares and performance shares. Option Awards include SSAR grants. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the shares on the date the SSAR is exercised. The value, if any, recognized for restricted and performance shares will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted and performance shares and SSARs are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The values for restricted and performance shares are based on the closing price on the grant date. The values for SSARs are based on the Black-Scholes option pricing model. A discussion of the assumptions used in determining these valuations is set forth in Note 14 of the Notes to Consolidated Financial Statements of the Company’s 2014 Annual Report. For Stock

Awards, the amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive’s annual long-term equity grant and for Mr. Steinberg in 2013 includes grants of restricted shares as a long-term inducement award upon his hire.
(4)	Amounts represent annual incentive payments received for 2014, 2013 and 2012 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial, strategic, and operational goals.
(5)	All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted:

All Other Compensation for Fiscal Year 2014

Name	401(k) Company Match ($)	Executive Life Insurance ($)	Relocation ($)(a)	Severance ($)	Gross-ups ($)	All Other ($)(b)	Total ($)
J. Dennedy	12,376	1,651	16,800	—	—	1,933	32,760
J. Seebeck	10,682	430	—	—	—	393	11,505
R. Ellis	8,655	574	—	—	—	71	9,299
K. Badger	10,307	937	—	—	—	847	12,091
T. Ross	9,923	2,066	—	—	—	687	12,676
L. Steinberg	9,101	985	—	—	—	882	10,969

(a)	Mr. Dennedy is reimbursed for temporary housing near the Company’s corporate offices.
(b)	Consists of executive long-term disability coverage.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2014. All equity awards were made under the Company’s 2011 Stock Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)			All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James H. Dennedy	6/4/2013	315,000	350,000	525,000
	6/4/2013							32,310			12.38
	6/4/2013								50,188	12.38	7.97

Janine K. Seebeck	6/4/2013	108,000	120,000	180,000
	6/4/2013							3,231			12.38
	6/4/2013								5,019	12.38	7.97
	8/7/2013							1,754			11.40
	8/7/2013								2,715	11.40	7.37

Robert R. Ellis	6/4/2013	209,250	232,500	348,750
	6/4/2013							12,520			12.38
	6/4/2013								19,448	12.38	7.97

Kyle C. Badger	6/4/2013	123,500	130,000	162,500
	6/4/2013							7,270			12.38
	6/4/2013								11,292	12.38	7.97

Tony Ross	4/1/2013	156,750	165,000	206,250
	6/4/2013							4,806			12.38

Larry Steinberg	6/4/2013	142,500	150,000	187,500
	6/4/2013							12,116			12.38
	6/4/2013								18,821	12.38	7.97

(1)	Amounts shown in the columns under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2014 annual threshold, target, and maximum cash-based annual incentives granted under the annual incentive plan. Total threshold, target, and maximum payouts were conditioned on achievement of weighted goals based on revenue and adjusted operating income and achievement of individual MBOs as applicable for each Named Executive Officer. Fiscal year 2014 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above in the column titled Non-Equity Incentive Plan Compensation. Further explanation of potential and actual payouts by component is set forth in the Compensation Discussion and Analysis – Annual Incentives.
(2)	The share amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive’s annual long-term equity grant and for Mr. Steinberg includes grants of restricted shares as a long-term inducement award upon his hire.
(3)	The share amounts represent SSARs granted at the fair market value of the shares on the grant date as fiscal year 2014 long-term incentive awards. The SSARs are exercisable in thirds beginning on March 31, 2014. All SSARs have a seven-year term.
(4)	The dollar amount shown for each equity grant represents the grant date fair value of the SSARs and restricted shares, calculated in accordance with FASB ASC Topic 718. The actual value, if any, recognized upon the exercise of a SSAR or vesting of restricted shares will depend upon the market price of the shares on the date the SSAR is exercised or restricted shares vest.

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

Name (1)	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Date Expiration	Number of Shares of Stock That Have Not Vested (#)(3)		Market Value of Shares of Stock That Have Not Vested ($)(4)
		Exercisable	Unexercisable (2)
James H. Dennedy	6/12/2012	52,233	26,117	(a)	7.46	6/12/2019	21,540	(a)	288,636
	6/4/2013	16,729	33,459	(a)	12.38	6/4/2020	16,980	(a)	227,532

Janine K. Seebeck	11/7/2011	5,152			8.31	11/7/2018
	6/12/2012	3,814	1,907	(b)	7.49	6/12/2019	1,240	(b)	16,616
	6/4/2013	1,673	3,346	(b)	12.38	6/4/2020	2,154	(b)	28,864
	8/7/2013	905	1,810	(b)	11.40	8/7/2020	1,170	(b)	15,678

Robert R. Ellis	—	—	—		—	—	—		—

Kyle C. Badger	10/31/2011	11,194			8.49	10/31/2018
	6/12/2012	8,590	4,296	(c)	7.46	6/12/2019	2,793	(c)	37,426
	6/4/2013	3,764	7,528	(c)	12.38	6/4/2020	4,847	(c)	64,950

Tony Ross	6/12/2012	13,333	6,667	(d)	7.46	6/12/2019
	6/4/2013						3,204	(d)	42,934

Larry Steinberg	5/9/2012	11,675	5,838	(e)	8.64	5/9/2019	45,811	(e)	613,867
	6/4/2013	6,273	12,548	(e)	12.38	6/4/2020	8,078	(e)	108,245

(1)	For Mr. Ellis, all unvested SSARs were forfeited upon separation, and unexercised SSARs expired 90 days after separation.
(2)	As of March 31, 2014, the vesting schedule for the time-vested SSARs was as follows:
(a)	42,846 on March 31, 2015 and 16,730 on March 31, 2016
(b)	4,485 on March 31, 2015, and 2,578 on March 31, 2016
(c)	8,060 on March 31, 2015, and 3,764 on March 31, 2016
(d)	6,667 on March 31, 2015
(e)	12,112 on March 31, 2015, and 6,274 on March 31, 2016
(3)	As of March 31, 2014, the vesting schedule for the time-vested stock awards was as follows:
(a)	27,750 on March 31, 2015, and 10,770 on March 31, 2016
(b)	2,902 on March 31, 2015, and 831 on March 31, 2016
(c)	5,216 on March 31, 2015, and 2,424 on March 31, 2016
(d)	1,602 on March 31, 2015, and 1,602 on March 31, 2016
(e)	14,395 on March 31, 2015; 887 on May 9, 2015; 4,039 on March 31, 2016; and 17,728 upon the successful development and sale of our next generation property management system
(4)	Calculated based on the closing price of the shares on March 31, 2014 of $13.40 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers during fiscal year 2014.

Option Exercises and Stock Vested for Fiscal Year 2014

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James H. Dennedy	—	—	27,749	371,837
Janine K. Seebeck	—	—	4,651	62,323
Robert R. Ellis	16,576	71,128	—	—
Kyle C. Badger	—	—	8,772	117,545
Tony Ross	—	—	1,602	21,467
Larry Steinberg	—	—	14,394	192,880

(1)	Includes partial vesting of time-vested restricted shares granted in 2012 and 2013.
(2)	The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing price of the shares on the vesting date of the awards.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2014, the last business day of fiscal year 2014. Mr. Ellis is omitted from the table because his employment with us ended prior to the end of the fiscal year. Mr. Ellis is not entitled to any compensation from us in the event of a change of control.

Employment Agreements.  The Named Executive Officers other than Mr. Ross are each a party to an employment agreement with the Company. Mr. Ellis’ employment agreement terminated in September 2013. Under the employment agreements, if we terminate any of these remaining Named Executive Officers’ employment without cause, he or she will receive his base salary and applicable health benefits for 12 months and his or her target annual incentive following termination. If the Company changes his or her position such that his or her compensation or responsibilities are substantially lessened, he or she may terminate his or her employment within 30 days of the change in position and will receive his or her severance benefits. If he or she is terminated for cause or voluntarily terminates his or her employment for any reason other than a change in position, he or she is prohibited for a one-year period following termination (the “Noncompetition Period”) from being employed by, owning, operating, controlling, or being connected with any business that competes with the Company. If any of these executives other than Mr. Ross is terminated without cause or terminates his or her employment due to change in position, we may, in our sole discretion, elect to pay his or her severance benefits for all or any part of the Noncompetition Period, which payments are in lieu of the severance payments and benefits coverage described above and, so long as we make such payments, he or she will be bound by the non-competition provisions described above. Each executive’s agreement also contains an indefinite non-disclosure provision for the protection of the Company’s confidential information and one-year non-solicitation and non-compete provisions.

Following the end of the fiscal year, the Company entered into new employment agreements with each of Messrs. Dennedy, Badger and Steinberg and Ms. Seebeck. The new employment agreements update the definition of the Company’s business for purposes of the non-compete provisions, provide that such non-compete provisions are applicable regardless of the reason for termination of employment, and provide the Company with an opportunity to cure any condition that results in change of position for the executive. Additionally, under the new employment agreements, upon termination without cause, the Company must pay severance equal to one year’s salary and target annual incentive, and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit; and in the event that any of these Named Executive Officers are terminated without cause or for a change of position in the 24 months following a change of control of the Company, the Named Executive Officer is entitled to severance pay equal to two year’s salary and target annual incentive and a lump sum amount equal to the executive’s total premium for one year of COBRA continuation coverage under the Company’s health benefit. These enhanced severance benefits in the event of termination following a change of control are not reflected in the following table because such agreements were not in effect at the end of the fiscal year.

Severance Policy.  Mr. Ross is subject to the Company’s U.S. Severance Pay Policy. Under the policy, Mr. Ross is eligible to receive severance pay based on position and full years of service, and in exchange for signing a release of claims, in the event that his employment is terminated by the Company for a reason other than for cause. As a vice president, on March 31, 2014, Mr. Ross was eligible for severance pay equal to 41 weeks of his base salary and applicable health benefits for the same period. Mr. Ross is also eligible under the policy to receive up to three months of outplacement assistance. None of the other Named Executive Officers are eligible for severance under the policy.

Termination and Change of Control

Voluntary Termination or Termination for Cause ($)(1)	James Dennedy	Janine Seebeck	Kyle Badger	Tony Ross	Larry Steinberg
Base Salary and Incentive	—	—	—	—	—
Accelerated Vesting	—	—	—	—	—
Termination without Cause or by Employee for Change in Position ($)(1)
Base Salary and Incentive	750,000	360,000	390,000	137,981	400,000
Health Insurance (2)	13,139	—	13,236	13,052	13,236
Accelerated Vesting	—	—	—	—	—

Total	763,139	360,000	403,236		413,236
Change of Control ($)(3)
Base Salary and Incentive	—	—	—	—	—
Health Insurance	—	—	—	—	—
Accelerated Vesting/SSARs (3)	189,263	18,361	33,197	39,602	40,588
Accelerated Vesting/Stock (3)	516,168	61,158	90,871	42,934	722,113

Total	705,431	75,519	124,068	82,536	762,701
Death or Disability ($)(4)
Accelerated Vesting/SSARs (3)	189,263	18,361	33,197	39,602	40,588
Accelerated Vesting/Stock (3)	516,168	61,158	90,871	42,934	722,113

Total	705,431	75,519	124,068	82,536	762,701

(1)

For the Named Executive Officers other than Mr. Ross, “cause” is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, (iv) misconduct, malfeasance, or insubordination, or (v) gross failure to perform (not including failure to achieve quantitative targets). Mr. Dennedy has 30 days to cure a breach of his employment agreement, any duty to the Company, or a material breach of Company policy. A “change in position” is the substantial lessening of compensation or responsibilities. After a change in position, the executive has 30 days to notify the Company of his or her termination of employment. A “voluntary termination” includes death, disability, or legal incompetence. For Mr. Ross, “cause” is as determined by the Company, and he is not eligible for severance based on a change in position.
(2)	Health Insurance consists of health care and dental care benefits. The amount reflects 12 months of benefits for the Named Executive Officers that participate in the Company’s plans. These benefits have been calculated based on actual cost to us for fiscal year 2014.
(3)	SSARs and restricted shares vest upon a change of control. For SSARs (except as qualified below) the value of accelerated vesting is calculated using the closing price of $13.40 per share on March 31, 2014 less the exercise price per share for the total number of SSARs accelerated. The potential payment from the accelerated SSARs includes only the proceeds from the exercise of SSARs with an exercise price less than $13.40 since there would be no proceeds upon the exercise of “underwater” SSARs. The value of restricted shares upon vesting reflects that same $13.40 closing price. Values represent potential vesting under a hypothetical change of control situation on March 31, 2014.
(4)	All SSARs and restricted shares vest upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2014.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2000 Stock Option Plan for Outside Directors and 2000, 2006, and 2011 Stock Incentive Plans)	944,335	13.17	2,047,205

Equity compensation plans not approved by shareholders	—	—	—

Total

PROPOSAL 2 ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and SEC rules require us to allow our shareholders to vote, on a non-binding, advisory basis, on whether to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement, in accordance with the SEC’s compensation disclosure rules. As described more fully in our CD&A section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and shareholders’ interests. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our shareholders’ interests and market practices. As a result of this review, the Compensation Committee:

•	Established minimal base salary increases for fiscal year 2014;
•	Focused annual incentives on significant improvements over fiscal year 2013 results; and
•	Structured long-term incentives to reward increases in shareholder value.

We are asking shareholders to approve our Named Executive Officers’ compensation as described in this Proxy Statement. Currently, we ask shareholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the

Compensation Committee, or our board of directors; however, we value the opinions of our shareholders and to the extent there is any significant vote against this proposal, we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2014 compensation tables and the related disclosure and narratives to those tables.”

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 2 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Audit Committee’s activities are governed by a written charter adopted by the board of directors, the Amended and Restated Audit Committee Charter, which is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of three directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The board has determined that Directors John Mutch and Peter Sinisgalli each qualify as an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2014 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance.

The Audit Committee has also received annual written disclosures from PwC regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s 2014 audited financial statements be included in the Company’s 2014 Annual Report and Form 10-K for the fiscal year ended March 31, 2014.

Submitted by the Audit Committee of the Board of Directors as of June 3, 2014

Jerry Jones, Chairman

John Mutch

Peter Sinisgalli

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company’s independent registered public accounting firm (“Independent Accountant”) is the direct responsibility of the Audit Committee, and the Audit Committee has appointed PwC as our Independent Accountant for the fiscal year ending March 31, 2015.

Shareholder ratification of the selection of PwC as our Independent Accountant is not required by our Amended Code of Regulations or otherwise; however, the board of directors has determined to seek shareholder ratification of that selection to provide shareholders an avenue to express their views on this important matter. If our shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Accountant at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Representatives of PwC are expected to be present at the Annual Meeting, have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATON OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 3 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

The Audit Committee reviewed the fees of PwC, our Independent Accountant for fiscal years 2014 and 2013. Fees for services rendered by PwC for fiscal years 2014 and 2013 were:

Fiscal Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2014	528,180	—	41,000	60,000
2013	633,400	103,000	—	—

“Audit Fees” consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings. “Audit-Related Fees” generally include fees for employee benefits plan audits, business acquisitions, and accounting consultations. “Tax Fees” include tax compliance and tax advice services. “All Other Fees” generally relate to services provided in connection with non-audit acquisition activities.

The Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Accountant. The Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by the our Independent Accountant may be pre-approved. The Audit Committee is required to pre-approve the audit and non-audit services performed by our Independent Accountant to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. All audit, non-audit, and tax services were pre-approved by the Audit Committee during fiscal years 2014 and 2013.

RELATED PERSON TRANSACTIONS

All related person transactions with the Company require the prior approval or ratification by our Audit Committee. The board of directors adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the board of directors. Transactions are reportable to the Company’s General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating Committee, we make a formal yearly inquiry of all of our executive officers and directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and directors are charged with updating this information with our internal legal counsel.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting of Shareholders other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2015 Annual Meeting of Shareholders must submit their proposals so that they are received by our Secretary at our at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no later than the close of business on April 22, 2015. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of common shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

In order for a shareholder to bring a matter properly before the 2015 Annual Meeting present (other than a matter brought pursuant to SEC Rule 14a-8), the shareholder must comply with the requirements set forth in our Regulations, including: (i) be a shareholder of record at the time notice of the matter is given and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the matter to the Secretary. A shareholder’s notice of a matter the shareholder wishes to present at the 2015 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), must be received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no earlier than April 22, 2015, and no later than May 22, 2015.

Any shareholder entitled to vote at the Annual Meeting on August 20, 2014 may make a request in writing and we will mail, at no charge, a copy of our 2014 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005.

Please sign and return your proxy card promptly, or vote via the Internet or telephone. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions, or beliefs and are subject to a number of factors, assumptions, and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of our Annual Report for the fiscal year ended March 31, 2014. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events, or otherwise.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 am Eastern Time on August 20th, 2014.
Vote by Internet
• Go to www.investorvote.com/AGYS
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.	+

If cumulative voting is in effect, the Proxy holders intend to cumulate votes for the election of all or any one or more of the Board of Directors’ nominees, James H. Dennedy, Jerry Jones, Michael A. Kaufman and John Mutch. THIS PROXY CARD GIVES THE PROXY HOLDERS FULL DISCRETIONARY AUTHORITY TO VOTE CUMULATIVELY AND TO ALLOCATE VOTES AMONG MESSRS. DENNEDY, JONES, KAUFMAN AND MUTCH, UNLESS AUTHORITY TO VOTE FOR ANY OF THEM IS WITHHELD, IN WHICH CASE NO VOTES REPRESENTED BY THIS PROXY CARD WILL BE CAST FOR ANY DIRECTOR FOR WHOM AUTHORITY TO VOTE IS SO WITHHELD.

1. ELECTION OF FOUR CLASS A MEMBERS OF THE BOARD OF DIRECTORS TO HOLD OFFICE FOR A TWO-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING;

	01 – James H. Dennedy 02 – Jerry Jones 03 – Michael A. Kaufman 04 – John Mutch							For	Against	Abstain
☐	Mark here to WITHHOLD vote from all nominees.					2.	Approval, on a non-binding advisory basis, the compensation of our named executive officers set forth in the attached Proxy Statement.	☐	☐	☐
☐	Mark here to vote FOR all nominees.
☐	For All Nominees EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the numbered box(es) to the right corresponding to the director(s) listed above.	01 ☐	02 ☐	03 ☐	04 ☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015.	☐	☐	☐
						4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as your name appears above. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each must sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy Card — Agilysys, Inc. — Annual Meeting of Shareholders — August 20, 2014

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints James H. Dennedy, Keith M. Kolerus and Kyle C. Badger, and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Agilysys, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of Agilysys, to be held on Wednesday, August 20, 2014 at Agilysys’ offices at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005 at 8:30 a.m., local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given.

When properly executed, this proxy will be voted in the manner directed by the signed shareholder(s); if no direction is made, this proxy will be voted FOR all nominees in proposal 1 and FOR proposals 2 and 3.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on August 20, 2014: The Notice of Annual Meeting of Shareholders and Proxy Statement are available on our website at www.agilysys.com.

(Continued and to be signed on reverse side)